AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1999
                                                     REGISTRATION NO. 333 - ____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 IMRGLOBAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                FLORIDA                                 59-2911475
  (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
                                 (727) 467-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   DILIP PATEL
                                 IMRGLOBAL CORP.
                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
                                 (727) 467-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   COPIES TO:

    THOMAS J. EGAN, JR.                 JOHN R. FALLON, JR.
    BAKER & MCKENZIE                    LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
    815 CONNECTICUT AVENUE, N.W.        125 WEST 55TH STREET
    WASHINGTON, DC 20006                NEW YORK, NEW YORK  10019
    (202) 452-7050                      (212) 424-8279

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     At various times after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================
  Title of Shares       Amount to be        Proposed         Proposed Maximum     Amount of Registration Fee
  to be Registered      Registered(1)    Maximum Offering    Aggregate Offering
                                         Price Per Unit(2)         Price
------------------------------------------------------------------------------------------------------------
Common Stock, par value   3,408,846          $10.250           $34,940,672              $9,713.51

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price is based upon the average of the high and low prices per share of the Registrant's Common Stock report on the Nasdaq National Market on November 29, 1999.

(2) This Registration Statement covers shares owned by certain selling shareholders which shares may be offered from time to time by the selling shareholders.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED DECEMBER 2, 1999

                                [imrglobal LOGO]

                                3,408,846 SHARES

                                       OF

                                  COMMON STOCK

      This prospectus is part of a registration statement that has been filed with the Securities and Exchange Commission and that covers 3,408,846 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders, which we refer to as the selling shareholders.

      Certain selling shareholders obtained their shares of our common stock in connection with 1999 business combinations entered into between IMRglobal and Fusion Systems, Ltd. and Orion Consulting, Inc. Other selling shareholders obtained their shares through a private placement by the Chief Executive Officer of IMRglobal Corp.

      The selling shareholders may offer their shares of our common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

      We will not receive any of the proceeds from the sale of this common stock. We will, however, bear the costs relating to the registration of these shares of common stock, which we estimate to be $59,714.

      Our common stock is quoted on the Nasdaq National Market under the symbol "IMRS." The average of the high and low prices of our common stock as reported on the Nasdaq National Market on November 29, 1999 was $10.250 per share.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                 The date of this prospectus is December 2, 1999

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary ..........................................................  1
Where You Can Find More Information..........................................  3
Special Note Regarding Forward-Looking Statements............................  3
Risk Factors.................................................................  4
Use of Proceeds.............................................................. 11
Dividend Policy.............................................................. 11
Business .................................................................... 12
Selling Shareholders......................................................... 22
Plan of Distribution......................................................... 26
Legal Matters................................................................ 27
Experts...................................................................... 27

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR SECURITIES DISCUSSED UNDER "RISK FACTORS" BEFORE MAKING AN INVESTMENT DECISION.

         OUR BUSINESS

         We are an international provider of innovative business and IT solutions to Fortune 500 and Global 2000 sized companies. We focus on providing our comprehensive range of services to companies in the following vertical industries:

         o  Insurance
         o  Capital markets
         o  Healthcare
         o  Utilities
         o  Media and communications
         o  Retail and manufacturing/distribution

         We believe companies in these industries are facing unique and substantial changes and competition that are altering the way they conduct business.

         We offer the following services to our clients in these industries:

         o  Business consulting - provide vertical industry business expertise
         o  IT strategy formulation - plan and develop IT strategies
         o  E-Business services - design and implement Internet solutions
         o Component-based application development- build new applications using components
         o Component-based vertical industry solutions - build industry specific applications using components.
         o Application modernization/transformation - transform older software to newer technologies
         o Application management and support - manage and support existing computer applications

         Due to the scope and pace of the changes facing our clients, IT solutions in these industries rarely lend themselves to packaged "off the shelf" programs or services. Instead, a customized and technology-based approach is needed. Since early 1998, we have been developing component-based, vertical industry solutions to meet these needs and have acquired companies with complementary business knowledge or technology to assist in this development effort. Our component-based vertical industry solutions combine the functionality of customized software with the speed of implementation of a packaged solution and are generally delivered at a lesser total cost than fully customized solutions. In addition we believe component-based solutions to be more reliable and better tailored to the specific needs of our clients than pre-packaged products.

         We provide all of our services on an outsourcing basis and provide our clients with a global network of centers with highly trained and qualified technology professionals. We utilize the time differences between our development centers in our global network to create a 24-hour "virtual workday" during which our technology professionals can work on projects for our clients.

         An important part of our strategy is to offer our services on a fixed-price, fixed-time basis. By offering fixed pricing, we enable our clients to reduce their exposure to increased costs and by using our "on-site, off-site" delivery model, which utilizes one or more of our worldwide delivery centers, we can maintain consistent quality and reduce the project delivery time.

         In addition to fixed-priced, fixed-time projects, we provide programming and IT consulting services at clients' sites as needed, usually on a time and materials basis. We also help our clients with tactical issues such as Year 2000 conversion services and the transition to the Euro currency. Our Year 2000 service offering was our largest source of revenue in each of 1997 and 1998 as our clients committed significant financial resources in addressing this issue. As Year 2000 engagements are completed in 1999, our revenue from this service offering will decrease and is expected to be less than 15% of our business in 1999.

         Currently, we maintain a staff of approximately 2,500 software development professionals to serve our clients from our 46 locations worldwide. We intend to further broaden our geographical reach mainly through acquisitions. In addition, we intend to continue to acquire companies that have specific industry expertise in one of our vertical markets and/or significant expense in new technologies.

                                 HOW TO REACH US

         Our principal executive offices are located at 100 South Missouri Avenue, Clearwater, Florida 33756. Our telephone number at that address is 727-467-8000.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C., or at the public reference rooms of the SEC in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\www.sec.gov and from our website at http://www.imrglobal.com.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents we incorporate by reference are:

  o   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

  o   Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999

  o The description of our common stock that is contained in our Registration Statement on Form 8-A filed on October 20, 1996

  o Our Current Reports on Form 8-K filed on January 15, 1999, April 8, 1999, June 29, 1999, August 27, 1999, October 29, 1999, November 4,
      1999, November 15, 1999, and November 18, 1999.

         You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

                               Investor Relations
                                 IMRglobal Corp.
                            100 South Missouri Avenue
                            Clearwater, Florida 33756
                               727-467-8000 - tel
                               727-467-8001 - fax
                          tklahs@imrglobal.com - e-mail

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements express or are based on expectations about future events and generally include forward-looking language such as "will likely result," "may," are expected to," "is anticipated," "believes," "estimated," "projected," "intends to" or other similar words. Our actual results are likely to differ, and could differ materially, from the results expressed in, or implied by, these forward-looking statements. There are many factors that could cause these forward-looking statements to be incorrect, including but not limited to the risks described above under "Risk Factors". When considering these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus, and should recognize that those forward-looking statements speak only as of the date made. We do not undertake any obligation to update any forward-looking statement included in this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS.

         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH

         The continued rapid growth of our business is an important part of our strategy. Our growth places, and will continue to place, significant demands on our management and other resources, especially on members of senior management who have to manage more people, and face a larger number of, and increasingly complex, issues as our company grows. If we do not manage our growth effectively, the quality of the services we offer, our ability to attract and retain key personnel and our business and our financial condition would be materially adversely affected. We expect that the number of our employees, particularly skilled technical, marketing and management employees will continue to increase. We must continue to develop and improve our operational, financial, communications and other internal systems, both in the United States and offshore.

         In addition, we must coordinate our business and staffing needs because any unexpected shortfall in revenue without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is unaccompanied by a corresponding increase in revenue, could also have a material adverse effect on our results of operations and our financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE BUSINESSES WE ACQUIRE

         We have expanded, and plan to continue to expand, our operations through the acquisition of additional companies that complement our business. We may not be able to continue to identify and acquire companies that have the potential to increase our overall value at prices that are attractive to us, or at all. During 1999, we completed several acquisitions, including the following:

         o  Atechsys, S.A. and ECWerks, Inc. in January 1999
         o  Fusion Systems Japan Co., Ltd. in March 1999
         o Professional Partners Inc. and Lakewood Software Technology Center, Inc. in April 1999
         o  Orion Consulting, Inc. in June 1999

         We may not be able to achieve the anticipated benefits from these and future acquisitions unless the operations of the acquired business are successfully combined with our business in a timely manner. The integration of acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on this integration and, as a result, on our business results. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could also have an adverse effect on our business results.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW, INTENSELY COMPETITIVE AND RAPIDLY CHANGING

         The markets for the services we provide are highly competitive. We believe that we currently compete principally with information technology (known as "IT") consulting firms, Internet and E-business professional service providers, software integration firms, application software vendors and internal IT departments. Many companies that provide such services have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively few barriers to entry into our markets. We have faced, and expect to continue to face, additional competition from new entrants into our markets. We believe that the principal competitive factors in our markets include:

         o  quality of service, price and speed of delivery;
         o ability to integrate strategy, technology and creative design services;
         o  vertical industry knowledge;
         o  Internet expertise and talent; and
         o  project management capability.

         We believe that our ability to compete also depends in part on competitive factors outside our control, including:

         o the ability of our competitors to hire, retain and motivate their personnel;
         o the development by others of software that is competitive with our products and services; and
         o  our competitors' responsiveness to client needs.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT NEW BUSINESS TO REPLACE OUR SIGNIFICANT, BUT DIMINISHING, REVENUE FROM YEAR 2000 CONVERSION PROJECTS

         We realized a substantial but diminishing proportion of our total revenue from Year 2000 conversion services in 1997, 1998 and the nine months ended September 30, 1999 (details of which are described in our 10K, 8K and 10Q filings). We believe that demand for Year 2000 conversion services has started to diminish and will continue to diminish as many Year 2000 compliance solutions are implemented and tested. A core element of our growth strategy is to obtain additional IT projects from the clients to whom we have provided Year 2000 compliance solutions. If we are not successful in obtaining additional business from these clients for other services or if the additional business is less profitable, our profitability may decline substantially.

THE SIGNIFICANCE OF OUR NON-UNITED STATES OPERATIONS IS INCREASING AND IF WE CANNOT MONITOR OUR INTERNATIONAL BUSINESS EXPOSURE, INCLUDING OUR FOREIGN CURRENCY TRANSACTIONS, OUR RESULTS OF OPERATIONS AND OUR FINANCIAL CONDITION MAY SUFFER

         Revenue from clients outside the United States was substantial and has continued to increase throughout 1997, 1998 and the nine months ended September 30, 1999. We expect that international revenue will account for an increasingly significant percentage of our revenue. Our international operations and business activities are subject to the following risks:

         o  difficulty in managing international operations;
         o  tariffs, duties, governmental royalties and other trade barriers;
         o potential foreign tax consequences, including taxes payable on the repatriation of earnings;
         o compliance with, and unexpected changes in, a growing variety of foreign laws and regulations; and
         o unexpected changes in the local and regional political climate and the possible reactions to those changes by the international community, including economic sanctions.

         Our international operations greatly depend upon business and technology transfer laws and related restrictions and upon continued development of technology infrastructure.

         We presently incur a significant amount of our costs in local currency in India and expect to establish additional offshore centers in other countries. In contrast, we presently generate most of our revenue in United States dollars. Accordingly, we are subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into United States dollars for accounting purposes will adversely affect our result of operations. Historically, we have not hedged any material portion of our foreign exchange transactions.

THE LOSS OF ANY LARGE CLIENTS WOULD HAVE AN ADVERSE EFFECT ON OUR REVENUE AND OUR BUSINESS

         We derive and believe that we will continue to derive a significant portion of our revenue from a limited number of large corporate clients. In the nine months ended September 30, 1999, our five largest clients accounted for 18.2% of our total revenue. During that period, Michelin North America, Inc accounted for 5.9% of revenues and John Hancock Mutual Life Insurance Company accounted for 5.4%. The volume of work performed for specific clients is likely to vary from year to year. A major client in one year may not provide the same level of revenue in any subsequent year. Because many of our contractual engagements involve projects that are critical to our clients' businesses, our failure to meet a client's expectations could result in a cancellation or nonrenewal of the contract and could damage our reputation and adversely affect our ability to attract new business. Furthermore, we generally are not the exclusive outside source of IT products and services to our clients. Accordingly, a client's dissatisfaction with our performance could lead the client to purchase these services from a competitor, thereby reducing our revenue and profitability.

IF WE CANNOT RECRUIT AND RETAIN TECHNICAL PERSONNEL, OUR BUSINESS WILL SUFFER

         The future success of our growth strategy, our ability to manage and complete our existing projects and our ability to bid for or obtain new projects all depend, to a significant extent, on our ability to attract, train, motivate and retain highly skilled software development professionals, particularly project managers, software engineers and other senior technical personnel. If we are not successful in this regard, our business will suffer.

         We believe that there is a shortage of, and significant competition for, software development professionals with the advanced technological skills necessary to perform the services offered by us. Our ability to maintain and renew existing engagements and obtain new business depends, in large part, on our ability to hire, train and retain technical personnel with the IT skills to keep pace with the continuing changes in information processing technology, evolving industry standards and changing client preferences.

         As of September 30, 1999, approximately 500 of our United States employees were working for us pursuant to the non-immigrant work permitted visa (H-1B) classification. There is a limit on the number of new H-1B petitions that the United States Immigration and Naturalization Services may approve in any government fiscal year. In years in which this limit is reached, we may not be able to obtain the H-1B visas necessary to bring critical foreign employees to the United States. Compliance with existing United States immigration laws, or changes in such laws, make it more difficult to hire foreign nationals or limit our ability to retain H-1B employees in the United States, and could require us to incur unexpected labor costs.

THE LOSS OF SATELLITE COMMUNICATIONS WITH OUR OFFSITE SOFTWARE DEVELOPMENT CENTERS COULD HARM OUR BUSINESS

         Any loss of our ability to transmit voice and data through satellite communications, at commercially reasonable prices, could have a material adverse effect on our financial condition because a significant element of our business strategy is to continue to leverage our offsite software development centers in Bangalore and Mumbai, India. We believe that the use of a strategically located network of offshore software development centers provides us with potential cost advantages as well as the ability to provide 24-hour service to our clients. To achieve this goal, we must maintain active satellite communications among our offices, the offices of our clients in the United States and elsewhere, and with our offshore software development facilities.

WE ARE EXPOSED TO GREATER BUSINESS RISKS RELATING TO THE ECONOMIC, LEGAL AND SOCIAL ENVIRONMENT OF OUR OPERATIONS IN OTHER COUNTRIES, ESPECIALLY INDIA AND NORTHERN IRELAND, THAN WE ARE FOR OUR OPERATIONS IN THE UNITED STATES

         We may be adversely affected by future changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting countries in which we establish software development facilities. For example, in the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. Furthermore, both India and Northern Ireland have experienced civil unrest and terrorism and, from time to time, have been involved in regional conflicts.

         We have also enjoyed certain benefits granted by the governments of India and Northern Ireland. The elimination of any of these benefits could have a material adverse effect on our financial results. The Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and its actions concerning the economy could adversely affect private sector entities, including us. During the past five years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Benefits which have directly affected us include, among others, tax holidays, liberalized import and export duties and preferential rules concerning foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy as regulators.

         The government of Northern Ireland has committed to provide monetary grants to us to encourage employment in our software development center in Belfast, if we meet specified requirements, including investments in facilities and the employment and training of a minimum number of personnel.

THE SUCCESS OF THE E-BUSINESS CONSULTING SERVICES BUSINESS DEPENDS ON INCREASED ADOPTION BY BUSINESSES AND CONSUMERS OF THE INTERNET AS A MEANS FOR COMMERCE

         The future success of our E-business consulting services depends heavily on the acceptance and use of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only in the event that the Internet provides businesses with greater efficiencies and improvements. If commerce on the Internet does not grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Businesses and consumers may reject the Internet as a viable commercial medium for a number of reasons, including:

         o  potentially inadequate network infrastructure;
         o delays in the development of Internet enabling technologies and performance improvements;
         o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;
         o  delays in the development of security and authentication;
         o insufficient technology necessary to ensure secure transmission of confidential information;
         o changes in, or insufficient availability of, telecommunications services to support the Internet; and
         o failure of companies to meet their clients' expectations in delivering goods and services over the Internet.

OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES

         Our market and the technologies used by our clients are characterized by rapid technological changes. Failure to respond successfully to technological developments, or failure to respond in a timely or cost-effective way, will seriously harm our business and operating results. We expect to derive a substantial portion of our revenue from creating E-business systems that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. In addition, we must hire, train and retain technologically knowledgeable professionals so that they can fulfill the increasingly sophisticated needs of our clients. We cannot assure you that we will be successful in addressing these developments on a timely basis or that even if we address them, we will be successful in the marketplace.

INCREASING GOVERNMENT REGULATION COULD AFFECT OUR BUSINESS

         We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, both state, federal and foreign governments may adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create electronic business channels. This decrease in the demand for our services would seriously harm our business and operating results. New laws and regulations may affect the following:

         o  user privacy;
         o the pricing and taxation of goods and services offered over the Internet;
         o  the content of websites;
         o  consumer protection; and
         o the characteristics and quality of products and services offered over the Internet.

         For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the Internet. The scope of the Act's prohibition is currently unsettled. In addition, although courts recently held that substantial portions of the Communications Decency Act are unconstitutional, federal or state governments may enact, and courts may uphold, similar legislation in the future. Future legislation could expose companies involved in Internet commerce to liability.

WE MAY HAVE LIABILITY TO CLIENTS FOR DAMAGES TO THEIR COMPUTER SYSTEMS BECAUSE OUR CONTRACTS LIMITING THE LIABILITY MAY NOT BE ENFORCEABLE OR BECAUSE WE MAY NOT BE COVERED BY INSURANCE

         Many of our contractual engagements involve projects that are critical to our clients' operations and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We attempt to limit contractually our liability for damages arising from negligent acts, errors, mistakes, or omissions in rendering our IT products and services, but the limitations of liability set forth in our service contracts may not be enforceable in all instances or may not otherwise protect us from liability for damages. In addition, we maintain general liability insurance coverage, including coverage for errors or omissions, but this coverage may not continue to be available on reasonable terms or may not be available in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially adversely affect our results of operations and financial condition.

WE RISK HAVING COST OVERRUNS IN FIXED-PRICE, FIXED-TIME FRAME CONTRACTS WHICH MAY REDUCE OUR PROFITABILITY

         As a core element of our business philosophy, our strategy is to offer many of our IT services on fixed-price, fixed-time frame contracts, rather than contracts in which payment to us is determined solely on a time and materials basis. Although we use our total software quality management software engineering process and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, we bear the risk of cost over-runs and inflation in connection with these projects. Our failure to estimate accurately the resources and time required for a project, future rates of inflation and currency translations, or our failure to complete our contractual obligations within the time frame committed could reduce our profitability.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND WE HAVE SIGNIFICANT FIXED OPERATING COSTS

         Our revenue and earnings have fluctuated in the past and may continue to fluctuate from quarter to quarter based on such factors as:

         o  the number, timing and scope of projects that we are undertaking;
         o  the contractual terms and degrees of completion of such projects;
         o  any delays incurred in connection with projects;
         o the accuracy of estimates of resources required to complete ongoing projects; and
         o  general economic conditions.

         Wage costs in India are presently increasing at a faster rate than in the United States. As of September 30, 1999, approximately 25% of our employees reside in India. Historically, our wage costs in India have been significantly lower than our wage costs in the United States for comparably skilled employees. However, in light of the current wage increases in India, we cannot assure you that this will remain the same.

         A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter.

         Factors that could require us to pay underutilized employees are as follows:

         o  an unanticipated termination of a major project;
         o  a client's decision not to pursue a new project;
         o a client's decision not to proceed to succeeding stages of a current project; and
         o  the completion during a quarter of several major clients' projects.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         In order to protect our proprietary rights in our various intellectual properties, we rely on a combination of copyright and trade secret laws, nondisclosure and other contractual arrangements, and technical measures. The United States, India, the U.K., France, Canada, Japan and Australia are members of the Berne Convention, an international treaty. As a member of the Berne Convention, these governments have agreed to extend copyright protection under their domestic laws to foreign works, including works created or produced in the United States. We believe that laws, rules, regulations and treaties in effect in these seven countries are adequate to protect us from misappropriation or unauthorized use of our copyrights. However, we cannot assure you that these laws will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets among these seven countries. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our proprietary rights or any of our other intellectual property. We also cannot assure you that we will be able to detect unauthorized use and take appropriate steps to enforce our rights. We presently hold no patents or registered copyrights.

         Although we believe that our intellectual property rights do not infringe on the intellectual property rights of others, we cannot assure you that such claims will not be asserted against us in the future, that assertion of such claims will not result in litigation or that we would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, we anticipate that in the future we will license certain technologies to our clients. We cannot assure you that we will be able to successfully license these technologies, protect them from infringement or misuse, or prevent infringement claims against us in connection with our licensing efforts. We expect that the risk of infringement claims against us will increase if more of our competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to us and divert management's attention from our operations. Any infringement claim or litigation against us could, therefore, have a material adverse effect on our financial results.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY

         Our common stock was first publicly traded on November 8, 1996 and has traded from a low of $5.00 per share to a high of $42.17 per share. The market price of our common stock is likely to continue to fluctuate substantially due to a variety of factors, including:

         o  quarterly fluctuations in results of operations;
         o  competitors' announcements of their operating results;
         o adverse circumstances affecting the introduction or market acceptance of new products and services;
         o  announcements of new products and services by competitors;

         o  changes in the IT environment;
         o  changes in earnings estimates by analysts;
         o  changes in accounting principles;
         o  sales of common stock by existing holders;
         o  announcement and market acceptance of acquisitions;
         o  loss of key personnel; and
         o  worldwide economic and political conditions.

         The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet analysts' expectations, even if minor, could adversely affect the market price of our common stock.

OUR CHIEF EXECUTIVE OFFICER'S STOCK OWNERSHIP PROVIDES SUBSTANTIAL CONTROL OVER OUR COMPANY

         Satish K. Sanan, our Chairman of the Board and Chief Executive Officer, owns approximately 19% of our outstanding shares of common stock. As a result, Mr. Sanan retains the voting power to exercise significant control over the election of directors and other matters requiring a vote of shareholders. Such a concentration of ownership may delay or prevent a change in control and may impede or preclude transactions in which shareholders might otherwise receive a premium for their shares over the then current market prices.

IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS MAY SUFFER

         Our continued success depends in large part upon the continued availability of key management personnel, particularly the services of Mr. Sanan. The loss of the services of Mr. Sanan would have a material adverse effect on us. We do not currently maintain nor do we intend to acquire key man insurance on the life of Mr. Sanan.

OUR CHARTER DOCUMENTS AND FLORIDA LAW COULD DISCOURAGE ACQUISITION PROPOSALS AND DELAY OR PREVENT A CHANGE OF CONTROL

         We have a number of protective provisions in place designed to provide our board of directors with time to consider whether a hostile takeover offer is in our shareholders' best interests. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change of control of our corporation. These provisions could also diminish the opportunities for our shareholders to participate in tender offers, including tender offers at a price above the then current market price for our common stock. These provisions may also inhibit fluctuations in our stock price that could result from takeover attempts.

         These provisions are:

         o the requirement that our board of directors be divided into three classes serving staggered three-year terms with only one of the three classes being elected each year;
         o the requirement that members of the board of directors may only be removed for cause upon the vote of holders of at least two-thirds of the shares of our stock; and
         o the authority of the board of directors to fix the rights and preferences and issue shares of preferred stock without further action by you and the other shareholders.

         The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock, thereby delaying, deferring or preventing a change in control of our corporation. Furthermore, such preferred stock may have other rights, including economic rights senior to our common stock. As a result, the issuance of such preferred stock could have a material adverse effect on our common stock price. We currently do not plan to issue shares of preferred stock.

         In addition, Florida law also contains provisions that may delay, defer or prevent a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval from our board of directors. Certain of these provisions may, however, discourage a future acquisition not approved by the board of directors in which shareholders might receive an attractive value for their shares or that a substantial number or even the majority of our shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

THERE ARE SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE. SALES OF THESE SHARES MAY RESULT IN LOWER MARKET PRICES FOR OUR COMMON STOCK

         Sales of a substantial number of our shares into the public market or the perception that such sales could occur, could materially and adversely affect the price of our shares and could impair our ability to obtain capital through future offerings of equity securities.

         We had 37,091,548 shares outstanding on November 30, 1999. Satish K. Sanan, our Chairman, beneficially owns 12,861,597 shares, which number includes shares underlying options which are exercisable by Mr. Sanan. A significant number of these shares have been pledged by Mr. Sanan. In the past, large numbers of shares owned by Mr. Sanan have been sold, either by him or by the pledgee of the shares. The same may occur in the future and those sales may have a negative effect on the price of our shares. Shares outstanding at November 30, 1999 are summarized as follows:

   Shares being registered and that may be sold
    with this prospectus.                                           3,408,846

   Shares previously registered under a separate
    prospectus and freely tradeable while this separate
    prospectus is effective.                                        2,513,159

   Unregistered shares, which are expected to become
    freely tradeable between January 15, 2000 and June 15, 2000.    3,017,595

   Freely tradeable shares, including 1,184,353 shares
    which are subject to volume limitations.                       28,151,948
                                                                   ----------
                                                                   37,091,548
                                                                   ==========

         In addition to the 37,091,548 shares we had outstanding at November 30, 1999, there are in excess of 12,500,000 shares we will issue when stock options are exercised that are outstanding as of the date of this prospectus. Of the shares to be issued upon exercise of stock options, approximately 6,500,000 will be freely tradeable and the remainder are expected to be freely tradeable over the next five years.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                                 DIVIDEND POLICY

         We do not anticipate paying cash dividends on our stock in the foreseeable future. We anticipate that we will retain our earnings and other cash resources for reinvestment in our business.

                                    BUSINESS

GENERAL

         We are an international provider of innovative business and IT solutions to Fortune 500 and Global 2000 sized companies. We focus on providing our comprehensive range of services to companies in the following vertical industries:

         o  Insurance
         o  Capital markets
         o  Healthcare
         o  Utilities
         o  Media and communications
         o  Retail and manufacturing/distribution

         We believe companies in these specific industries are facing unique and substantial changes and competition that are altering the way they conduct business. Due to the scope and the pace of these changes, we believe that the IT solutions needed for these industries rarely lend themselves to packaged "off the shelf" programs or services. Instead, a customized and technology-based approach, provided in a short time frame, is needed. However, the development of customized applications is expensive and time consuming.

         Since early 1998, we have been developing component-based, vertical industry solutions to meet the needs of our clients and have acquired companies with complementary business knowledge or technology to assist in this development effort. Our component-based vertical industry solutions combine the functionality of customized software with the speed of implementation of a packaged solution. These solutions usually require a relatively low level of customization and lower maintenance costs and are easily modified to meet changing business requirements.

         Examples of some of our specific vertical market solutions include:

         o Our insurance solution includes a suite of component-based applications that support definition of new products, acquisition of new businesses, and the administration, billing, processing and paying of claims and commissions. We customize these applications for clients in property and casualty, life and reinsurance sectors of the insurance business.

         o Our capital markets solution includes a number of asset management and order execution component-based applications that we market under the name of FOX(TM). The FOX solution enables securities firms to manage portfolios of securities, monitor changing market conditions and send orders to purchase or sell securities electronically.

         o Our healthcare solution allows health insurance companies to analyze data and identify trends and anomalies in claims, which can then be targeted for further investigation. This allows our clients to screen their incoming claims and to identify erroneous reimbursement claims more efficiently.

         While our component-based solutions do not represent a material part of our business at this time, we intend to continue to focus on developing component solutions because we believe that they provide significant benefits to our clients including a faster deployment time and generally at a lesser total cost than fully customized solutions. In addition, we believe that our component-based solutions are more reliable and better tailored to the specific needs of our clients than pre-packaged products.

         We offer our customers the following services, separately or in combination:

         o  Business consulting - provide vertical industry business expertise
         o  IT strategy formulation - plan and develop IT strategies
         o  E-Business services - design and implement Internet solutions

         o Component-based application development- build new applications using components
         o Application modernization/transformation - transform older software to newer technologies
         o Application management and support - manage and support existing computer applications

         We provide all of our services on an outsourcing basis. Outsourcing is the use by a client of third party providers to perform activities traditionally handled by that company's internal staff. We believe that outsourcing has proven effective in helping in-house IT departments manage costs while reducing the time needed to complete projects. We augment the benefits of outsourcing by providing our clients with a global network of centers with highly trained and qualified technology professionals. We utilize the time differences between our development centers in our global network to create a 24-hour "virtual workday" during which our technology professionals can work on projects for our clients.

         An important part of our strategy is to offer our services on a fixed-price, fixed-time basis. We believe that a high percentage of projects started by internal IT departments are not completed on time or on budget, with many not completed at all. By offering fixed pricing, we enable our clients to reduce their exposure to increased costs and by using our "on-site, off-site" delivery model, which utilizes one or more of our worldwide delivery centers, we can maintain consistent quality and reduce the project delivery time. Typically, we split the project team into an "on-site" team and one or more "off-site" teams. For a typical application management and support engagement, approximately 20% to 30% of the people are located at the client's site and the balance at one of our delivery centers. For large-scale development projects we can deliver projects faster by using multiple delivery centers. Over the past two years, we have successfully delivered over 100 fixed-price projects while improving our gross margins.

         In addition to fixed-price, fixed-time projects, we provide programming and IT consulting services at clients' sites as needed, usually on a time and materials basis. We also help our clients with tactical issues such as Year 2000 conversion services and the transition to the Euro currency. Our Year 2000 service offering was our largest source of revenue in each of 1997 and 1998 as our clients committed significant financial resources in addressing this issue. As Year 2000 engagements are completed in 1999, our revenue from this service offering will decrease and we expect it to be less than 15% of our business for 1999.

         Currently, we maintain a staff of approximately 2,500 software development professionals to serve our clients. We maintain three dedicated software development centers (Belfast, Mumbai and Bangalore) and operate five software development centers, in our corporate and international headquarters in Clearwater, London, Paris, Sydney and Tokyo. We also have 29 domestic branch/sales offices. We intend to further broaden our geographical reach and are considering additional locations in Europe, Asia and Eastern Europe. We expect this expansion to be accomplished primarily through acquisitions.

         In addition to seeking acquisitions to broaden our geographical reach, we intend to continue to acquire companies that have specific industry expertise in one of our targeted vertical markets and/or significant expertise in new technologies . For example, in March 1999, we acquired Fusion Systems Japan Co., Ltd., headquartered in Tokyo, Japan, which provides asset management and order execution solutions for companies in the capital markets industry. In April 1999, we acquired PLP, which provides solutions for companies in the property and casualty insurance market. In addition, in June 1999 we acquired Orion, which provides solutions to facilitate transactions with payors and providers in the healthcare industry.

INDUSTRY OVERVIEW

         We believe that the vertical industries for which we are developing solutions are faced with dramatic business, technological and economic changes that are forcing them to alter their traditional business methods. These changes include demutualization and merger and acquisition activities in the insurance industry, deregulation of the utility industry, merger and acquisition activity in the financial services industry and privatization in the healthcare industry. Intense competition and globalization in turn are driving the development of new products and services which must be made available on a cost and time efficient basis. In addition, the integration of e-commerce into companies has become an integral part of the competitive environment.

         These changes require the support of IT solutions. We believe companies in our targeted industries are faced with competitive pressures to reduce the time needed to develop and market new products. As a consequence, many companies can no longer develop new applications relying solely on their internal IT staff. Moreover, the complexities of the industries in which our clients operate often preclude the use of packaged solutions. We believe these industries require customized solutions with the speed of packaged solutions, and the flexibility to constantly integrate these solutions with updated technologies and pre-existing systems.

         In addition, technology is enabling companies to increase productivity, shorten product cycles, enhance client services and create new lines of business. We believe that the rapid pace of these changes has overwhelmed many internal IT departments and has created a skills gap that IT service providers help to bridge. By outsourcing IT services, companies can focus on their core business, access specialized technical skills and implement IT solutions more rapidly while significantly reducing the costs of recruiting, training and retaining IT professionals.

         The IT services industry has evolved into a highly fragmented environment with several large, national service providers, a small number of international providers and a large number of regional service providers. We believe that, in light of recent globalization trends, IT service providers with an increasing global presence will be better able to address the IT needs of the large Fortune 500 and Global 2000 sized companies.

OUR SOLUTIONS MODEL

         The model of the traditional IT services provider has long been three-dimensional, with the level of customer service largely determined by the caliber of the provider's people, the level of its technology and the process by which it manages and delivers projects. We have been able to enhance customer service by adding a fourth dimension to the model utilizing our international network of software development and sales centers which provide a global presence while permitting local service and support to our clients. Our offices are distributed among nine time zones which gives us the ability to offer 24-hours of service per day, and thereby significantly decreases the time needed to complete clients projects. In addition, we are focusing on the business needs of companies within our targeted vertical industries and intend to continue to acquire more industry-specific knowledge. As a result, we have added industry knowledge as the fifth dimension to our model. We believe this five-dimensional model represents the ideal IT product and services provider.

                          [GRAPHIC OF SOLUTIONS MODEL]

Our solutions and service offerings reflect the five-dimensional approach we have taken to build our business. We provide solutions to selected vertical markets utilizing advanced tools and technology together with highly qualified personnel using proprietary methodologies. We deliver these solutions using an international network of development and support facilities that permit a lower cost alternative and shorter development times.

         o VERTICAL MARKET SOLUTION PROVIDER. We believe that what we offer our clients within our targeted vertical industries is unique. We act as a business partner who can provide our clients with industry specific solutions that reflect a thorough understanding and appreciation of the challenges they face and the business implications of those challenges. We believe we are one of the first to market component-based solutions that are tailored to meet industry specific business requirements, are platform independent, and are deployed using a rapid application development environment. Our solutions position us to become a long-term strategic partner and solution provider to our clients in these industries.

         o TOOLS AND TECHNOLOGY. We continue to invest in research and development of tools and technologies that enable us to increase the overall quality and productivity and shorten the "time-to-market" for delivering our services and solutions. For example, our Maintenance Improvement Workbench enables us to more effectively manage and maintain large software applications. Our component-based development allows us to deliver software solutions, including vertical industry specific solutions, significantly faster than building entirely customized software, and our Systems Evolution Toolset which is a tool that enables us to transform older software into newer technologies quickly and cost-effectively.

         o GLOBAL BUSINESS MODEL. Our international network of software development centers provides us with a significant cost advantage and the ability to provide 24-hour service to our clients. Many of our clients are linked by satellite communications to our offsite development centers, where we perform a substantial amount of each project's work.

         This global network allows us to take maximum advantage of the time differences between our clients' offices and ours, creating a seamless, 24 hour "virtual workday" to speed project completion. Working during our clients' off-peak hours also often allows us to use the excess capacity of their existing computing facilities, enabling us to undertake additional projects without substantial client investment in new hardware and software. For projects with critically short time frames, our multiple shifts allow us to further accelerate delivery by "concurrent development" - working on many development phases simultaneously in different offices. Cost savings and efficiencies are further enhanced because we are able to spread the costs of satellite communications and infrastructure at these centers among multiple clients and projects.

         Our international network of software development centers is supported by a separate network of sales and support offices located close to our client. Currently, we have 29 offices in the United States and 13 international sales offices, six of which are in Canada with the remainder in London, Paris, Frankfurt, Luxembourg, Bangalore, Sydney and Tokyo.

         o  TSQM. We use our proprietary Total Software Quality Management
(TSQM) set of defined software development processes, techniques and tools to maximize the quality of our operations and client services, and to minimize project risks. For every project, we implement a two-staged approach that provides: (a) an extensive initial assessment of the project's scope and risks, and (b) a fixed-price implementation stage, divided into phases with frequent deliverables and client feedback. Continuously refined, TSQM allows us to detect, correct and mitigate quality defects and to establish appropriate contingencies for each project.

         The responsibilities of completing each TSQM phase are allocated between an on-site and an off-site team to optimize cost savings and accelerate project delivery. The specific tasks allocated to each team member are determined principally by the amount of client interaction required. The initial, front-end phase, which may include business area analysis, technical strategy development, requirements definition and analysis, and high level technical architecture design, is completed by the on-site team. The implementation phase, which may include programming, unit and system testing, is largely performed via satellite link by our off-site teams.

         Our TSQM process is based in part on software standards published by the Institute of Electrical and Electronic Engineers and the Software Engineering Institute (SEI) software engineering process models and ISO 9001 quality processes. To position us for future business from companies in Europe, and from international affiliates of our North American clients, our facilities in Bangalore and Mumbai, India; London, England; Paris France; and Belfast, Northern Ireland have achieved ISO 9001 certification. We are currently pursuing company-wide ISO 9001 and SEI certification.

GROWTH STRATEGIES

         To enhance our position in the market, we believe it will be necessary for us to further develop our industry expertise and expand our component-based application offerings to those industries. To do that, we have identified several key strategies we intend to pursue.

         o CONTINUE TO DEVELOP EXPERTISE IN SELECTED VERTICAL MARKETS. We will continue to build a comprehensive understanding of the business needs of our clients in our targeted vertical industries. We shifted from a traditional technology-based focus to an industry-based focus beginning in 1998. In part, we have built on our relationships and integrated the industry knowledge that we acquired from previous Year 2000 and other engagements into our new service offerings. Since then, we have continued to build our industry expertise by investing in industry-specific research and development, by acquiring companies with industry specific knowledge or technology and by hiring individuals with proven expertise in these industries. For example, in February 1999, we hired John Alexander, former CIO of Unum Life Insurance Company, as Director of our Insurance Vertical Practice. In addition, some of our acquisitions have provided us with additional expertise in vertical markets.

         o ACQUIRE AND DEVELOP PRODUCTIVITY-ENHANCING SOFTWARE TOOLS. We continue to improve our proprietary software engineering methodologies and toolsets through a combination of strategic acquisitions and internal research and development. In May 1998, we acquired Lyon Consultants which provided us with core technologies in component-based architectures, which, we believe, will be the dominant development technology over the next several years. We continue to enhance the technology we use to transform older software into newer technologies with licensing agreements and continued investments in research and development.

         o DEVELOP LONG-TERM STRATEGIC PARTNERSHIPS WITH CLIENTS. A key element of our strategy is to expand the scope of the services that we provide to each client with the goal of forging lasting strategic partnerships with them. By striving to exceed our client expectations and delivering projects on time and on budget, we have been successful in retaining clients and converting projects into additional engagements. Our significant investment in the technology necessary to support our clients' business strategies and the addition of new services such as E-business and component-based development, should help us further to develop their loyalty and trust and should provide us with the ability to sell additional services to our existing clients as well as to attract new clients. To underscore our commitment to our clients, we actively solicit feedback with client satisfaction surveys, consultant performance surveys and regularly scheduled client meetings with senior management. We also link a substantial portion of our senior executives' performance based compensation directly to client satisfaction.

         o CONCENTRATE ON KEY TECHNOLOGIES. We continue to focus on obtaining the most advanced software development technologies. The acquisition of ECWerks in January 1999 provided us with enhanced capabilities to design, develop and deliver large-scale solutions in the electronic commerce market. We also utilize software provided by companies such as Forte Software, Inc., in addition to our internally developed toolsets in offering the most advanced technology solutions. We conduct on-going personnel training to ensure that our employees are up to date in key technology areas.

         o EXPAND GEOGRAPHIC PRESENCE. As we continue to expand our client base, we intend to open additional regional offices in other geographic areas. We have eight software development facilities around the world and 42 sales offices, of which 22 were added in 1999.

         o PURSUE SELECTIVE STRATEGIC ACQUISITIONS. Our acquisition strategy is to select companies with well-established client bases, a strong cultural fit and one or more of the following criteria:

            o Geography - located where we want to increase our global presence
            o   Technology - significant expertise in new technologies
            o Vertical - specific industry expertise in one of our targeted verticals

         By acquiring companies that meet these requirements, we believe we can create opportunities to sell additional products and services throughout our client base. For example, component development solutions obtained from Lyon have been sold to our existing clients in the United States, and some of our core services have been sold to Lyon's clients in France.

         Our most significant acquisitions over the last two years met our requirements as follows:

                    Geography          Technology          Vertical
--------------------------------------------------------------------------------
1999
--------------------------------------------------------------------------------
Orion            /check mark/          /check mark/        /check mark/
--------------------------------------------------------------------------------
PLP              /check mark/                              /check mark/
--------------------------------------------------------------------------------
Fusion           /check mark/          /check mark/        /check mark/
--------------------------------------------------------------------------------
ECWerks                                /check mark/
--------------------------------------------------------------------------------
Atechsys         /check mark/                              /check mark/
--------------------------------------------------------------------------------
1998
--------------------------------------------------------------------------------
Visual           /check mark/         /check mark/
--------------------------------------------------------------------------------
RHO              /check mark/         /check mark/
--------------------------------------------------------------------------------
Lyon             /check mark/         /check mark/
--------------------------------------------------------------------------------

         o LEVERAGE TACTICAL OPPORTUNITIES. We intend to continue to identify tactical opportunities and use them to sell additional products and services to our clients. Our Year 2000 and European Monetary Union (Euro) conversion services are examples of tactical opportunities we have used to develop new business.

OUR SERVICE OFFERINGS

         o BUSINESS CONSULTING. We provide vertical industry business experience such as helping our healthcare clients by simplifying complex business issues in the healthcare industry, evaluating their financial and operational performance and supplying advice in the ever-changing healthcare industry. Our healthcare consultants have a national reputation as experts in healthcare payment methodologies and help our clients to improve the quality of their services, increase productivity and reduce costs. We have been significantly increasing our vertical industry business expertise in each of our targeted verticals by hiring people with extensive experience in particular vertical industries and by acquiring companies that focus exclusively on a particular vertical industry.

         o IT STRATEGY FORMULATION. By combining vertical industry business expertise with our technological experience, we are able to assist our clients in formulating effective IT strategies that best match the business objectives of our clients. For example, we assisted Baylor College of Medicine in a strategic software selection and subsequently established a project management office that supported the on-time implementation of that selection.

         o E-BUSINESS SOLUTIONS. We help clients design and implement solutions involving the Internet and electronic commerce. This service includes the development of Internet strategies, management of web content and training. Our senior e-commerce consultants assist clients in understanding the opportunities, procedures and technologic challenges associated with conducting electronic commerce. Our technical staff concurrently design, develop and implement the underlying technologies supporting the e-business initiative, using state-of-the-market development technologies. The scope of e-business projects includes: web retailing, client extranets, online service centers, supply chain optimization, electronic data interface, corporate intranets, back office integration, sales force extranets and knowledge base management.

         o APPLICATION MODERNIZATION/TRANSFORMATION. We have developed a proprietary methodology for deploying new technologies and managing the successful transformation of mainframe systems with new technologies. Our TRANSFORM series of re-engineering tools automate many of the processes required, thereby substantially reducing the time and cost to perform these services. These "productivity tools" enable us to perform source code analysis, redesign target databases and convert certain programming languages.

         o APPLICATION MANAGEMENT AND SUPPORT. We have four distinct processes for our application management and support services:

         1) CORRECTIVE MAINTENANCE requires software failures to be diagnosed and fixed as they occur. These failures can directly affect business operations and require the highest level of support. Quick fixes and poor documentation often result in increased code complexity and increased future maintenance costs.
         2) ADAPTIVE MAINTENANCE requires software modification to support changing business requirements or changing technical environments. This includes user enhancements, operating system upgrades and other outside improvements. Enhancement backlogs are generally the biggest source of concern for IT management.
         3) PERFECTIVE MAINTENANCE involves modifications to application systems to improve performance, without changing the basic system.
         4) PREVENTIVE MAINTENANCE identifies and eliminates the maintenance problems that create the need for corrective maintenance. Year 2000 compliance services are forms of preventive maintenance.

         o COMPONENT-BASED VERTICAL INDUSTRY SOLUTIONS. Using an approach similar to the popular Lego(R)-building block approach, we utilize reusable, industry-specific software components to quickly build vertical industry specific applications for our clients. These pre-built, pre-tested software components, along with components customized for company specific purposes, are assembled in significantly less time than building an application from scratch and provide clients a solution that fits their business better than a packaged solution. This approach can be used to deliver projects on an accelerated basis for selected platforms, avoiding the functional shortcomings of traditional standardized, pre-packaged software solutions or the time and cost of developing completely new custom solutions.

         o COMPONENT-BASED APPLICATION DEVELOPMENT. We utilize reusable technical and generic business components to quickly build applications for our clients. This approach can be used to deliver highly customized applications on an accelerated basis where no pre-packaged software solution exists. For example we recently built a supply chain management and billing system for CGM, a large European shipping company, using this approach. We also develop customized applications using our world wide development centers in significantly less time than building an application from scratch.

         In addition, we provide Year 2000 services to support the ongoing needs of our clients and Euro conversion services to help large international companies and organizations transition to the Euro currency. We also provide programming services on a time and materials basis. In addition to staffing our client's short-term needs, our objective is to leverage professional staffing engagements to learn more about the client's business and IT system needs and position ourselves to provide additional services.

         REPRESENTATIVE CLIENTS

        INSURANCE             CAPITAL MARKETS               HEALTHCARE
        ---------             ---------------               ----------

          AMPlus               Merrill Lynch            Health Plan Services
       CGU Insurance          Morgan Stanley           Blue Cross/Blue Shield
John Hancock Mutual Life  Schroders International     Foundation Health System
        Reliastar         Banque National de Paris  American Medical Association

                                                     RETAIL AND
    UTILITIES       MEDIA AND COMMUNICATIONS  MANUFACTURING/DISTRIBUTION  OTHER
    ---------       ------------------------  --------------------------  -----

     Ameritech          EBSCO Industries              Blockbuster         Amtrak
       SAUR          Thompson EC Resources           Dayton Hudson         TWA
Southern California                                    Fingerhut          Mitsui
      Edison                                           Winn Dixie          CGM
Salt River Project                                    Dow Corning
                                                       Michelin
                                                        Renault

SALES AND MARKETING

         We market and sell our services directly through our professional staff and senior management operating at our United States and international regional offices and sales branch offices. We focus our marketing efforts on large corporations within our six targeted vertical industries that have significant IT budgets and recurring staffing or software development needs. Marketing personnel identify prospects and enter the information into a database which is consistently maintained. Direct sales representatives utilize these records to initiate the sales cycle from prospect qualification to closing. As a result, we can prequalify sales opportunities and minimize the time that direct sales representatives spend on prospect qualification.

         Our marketing programs include direct mail campaigns, advertising, seminars, conferences and other activities. The sales executive and technical support teams define the scope, deliverables, assumptions and execution strategies for a proposed project. They also develop project estimates, prepare pricing, margin, and cash flow analyses, and finalize sales proposals. Management reviews and approves the proposal, then the sales staff presents the proposal to the prospective client. Sales personnel are actively involved throughout the execution phase.

         As we expand in Europe and Asia, we will consider establishing branch sales offices to pursue business opportunities in these regions.

INTELLECTUAL PROPERTY

         Our business consists of software applications development and other deliverables including written specifications and documentation in connection with specific client engagements. Ownership of these products is generally retained by or assigned to the client. We also develop reusable software components and vertical industry component libraries for application development, as well as certain software toolsets and proprietary methodologies. Many are developed in one country and subsequently used in another country. Furthermore, we maintain trademarks and service marks in our various service offerings. To protect our intellectual properties, we rely on copyright and trade secret laws, nondisclosure and other contractual arrangements, and technical measures.

COMPETITION

         The IT services market is highly competitive and is served by numerous national, regional and local firms. Our clients generally consist of large corporations principally in the insurance, capital markets, utilities, healthcare, retail, manufacturing and distribution, and media and communications industries. Many of our competitors are aggressively pursuing business from these entities. In addition to in-house IT departments, market participants include systems consulting and integration firms, professional service companies, applications software firms, temporary employment agencies, professional services divisions of large integrated manufacturing and other companies, facilities management and outsourcing companies, accounting and business consulting firms such as the "Big 5" and related entities.

         We believe that many of our competitors have significantly greater financial, technical and market resources and generate greater revenue than we do. We compete by offering component-based software products, a successful services delivery model, excellent referral base, continued focus on client needs, quality of services, competitive prices and strong project management capabilities and technical expertise.

HUMAN RESOURCES

         As of September 30, 1999, we had approximately 2,800 employees, including approximately 1,900 people in our United States, U.K., France, Japan, Canada and Australian headquarters and branch offices, and approximately 900 in our software development centers in India and Northern Ireland. Additionally, we had approximately 200 independent contractors performing various services. None of our employees are subject to a collective bargaining arrangement, except for approximately 200 employees in France.

         As of the end of September 1999, approximately 500 of our United States employees were working under the H-1B non-immigration work permitted visa classification, which we processed for those employees through the United States Immigration and Naturalization Service. The H-1B visa classification enables United States employers to hire qualified foreign workers in positions which require education at least equal to a United States baccalaureate degree in specialty occupations such as software systems engineering and systems analysis.

         We believe that there is a shortage of, and significant competition for, IT professionals and that our future success will depend in large part upon our ability to attract, train, motivate and retain highly skilled employees with the advanced technical skills necessary to perform the services we offer. We have active recruiting programs in North America, Europe, Australia, India and certain other countries and have developed a recruiting system and database that facilitates the rapid identification of skilled candidates. We also have adopted a career and education management program working with employees to define their objectives and career plans. Through an intensive orientation and training program, we introduce new employees to our TSQM software engineering process and our products and services.

PROPERTIES

         The following table sets forth a description of our principal facilities:


                         Square Feet      Owned/
       Location           (Approx.)  Lease Expiration Date          Function
------------------------  ---------  ---------------------  ------------------------------
Clearwater, Florida         51,000    Owned                 Corporate headquarters and
                                                            software development facility
London (Chesham),England    12,500    March 2013            U.K. headquarters and software
                                                            development facility
Howell, New Jersey          22,700    September 1999 -      Insurance facility
                                       July 2003
Bangalore, India            66,000    June 2000             Software development facility
Belfast, Northern Ireland   21,500    September 2002        Software development facility
Cleveland, Ohio             30,900    September 2007        Healthcare industry facility
Mumbai, India               28,000    Owned                 Software development facility
New Delhi, India            28,000    Owned                 Future facility
Paris, France               18,900    May 2005              France headquarters and
                                                            software development facility
Paris, France                5,600    October 2000 -        European Capital Market
                                      November 2001         Industry facility
Sydney, Australia            6,800    May 2002              Australian headquarters and
                                                            software development facility
Toronto, Canada              6,300    October 2002          Canada headquarters
Tokyo, Japan                16,200    January 2001          Japan headquarters and software
                                                            development facility
Tampa, Florida              20,000    January 2004          ECWerks headquarters


         In 1998, we purchased approximately 15 acres in Clearwater, Florida for the purpose of constructing a headquarters complex. In July 1999, we took possession of land and our 51,000 square foot headquarters building. A second 80,000 square foot building is scheduled for completion in January 2000. The second building will also house the entire research and development team that is currently housed in Clearwater, France, Australia and India. The property has room for two additional buildings and a parking garage if further development is needed. In connection with taking possession of the headquarters building in Clearwater, the Tampa, Florida ECWerks headquarters is being vacated and employees are moving to the headquarters in Clearwater.

         The leases for our facilities in Bangalore, Belfast, Paris (headquarters) and Toronto contain options to extend the term for an additional five years.

         We own the building at our software development facility in Mumbai, India and we lease the land through March 2096. We own land and a building in New Delhi, India which may be renovated to house a future facility.

         In addition, we lease branch offices, which are used primarily for sales and marketing purposes, in Atlanta, Boston, Chicago, Dallas, Detroit, Los Angeles, Minneapolis, New York, Seattle, Boston, Denver, Greenville, Jacksonville, Ashburn, Cincinnati, Clifton Park, Deerfield Beach, Harrisburg, Kansas City, Midlothian, New Iberia, Pittsburg, San Francisco, Saratoga Springs, St. Louis, Tempe in the United States, Montreal, Quebec City, Winnipeg, Calgary and Vancouver in Canada, Frankfurt, Germany and Luxembourg.

LEGAL PROCEEDINGS

         We are not a party to any pending material litigation.

                              SELLING SHAREHOLDERS

         Certain shares registered for sale under this prospectus are owned by the former shareholders of Fusion Systems Japan Co., Ltd. ("Fusion") and Orion Consulting, Inc. ("Orion"). The shares offered by the selling shareholders were acquired in connection with the March 26, 1999 merger with Fusion as amended and the June 15, 1999 merger with Orion.

         Under the terms of the above merger agreements, as amended in the case of Fusion, we agreed to register the shares of common stock received by these selling shareholders in connection with the above business combinations. In the past three years, none of the selling shareholders has had a material relationship with us, except that certain selling shareholders have become non-officer employees of our company (or a subsidiary of our company) after the above transactions were consummated.

         The remaining shares registered for sale under this prospectus are owned by two unaffiliated entities. These shares were acquired in a private placement from IMRglobal's CEO on November 12, 1999. By contract agreement, these selling shareholders can only sell up to 25% of these shares until May 12, 2000.

         The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholders. The table organizes the selling shareholders according to the business combinations pursuant to which they became shareholders. Information provided in this table is organized as follows in six columns (from left to right):

         (1) Selling shareholders names and addresses

         (2) Shares owned prior to this offering (number) - The number of shares of our common stock beneficially owned by each selling shareholder at November 15, 1999.

         (3) Shares owned prior to this offering (percent) - The percentage, if 1% or more, of the total outstanding shares of our common stock beneficially owned by each selling shareholder at November 15, 1999.

         (4) Shares offered - The number of shares of our common stock that are being registered under this registration statement for each selling shareholder. Some or all of these shares may be sold pursuant to this Prospectus.

         (5) Shares owned after this offering (number) - The number of our common shares that will be beneficially owned following this offering, assuming all of the shares in the column entitled "Shares Offered" are sold by the selling shareholder.

         (6) Shares owned after this offering (percent) - The percentage, if 1% or more, of our total outstanding common shares that will be beneficially owned following this offering, assuming all of the shares in the column entitled "Shares Offered" (as defined above) are sold by the selling shareholder.


                                   Shares Owned Prior to                      Shares Owned After
    Selling Shareholders             This Offering (1)                         This Offering (1)
    --------------------             -----------------                         -----------------
                                                               Shares
                                         Number      Percent   Offered        Number       Percent

FUSION ACQUISITION:

Michael J. Alfant                        812,364       2.2%     324,690       487,674       1.3%
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Mami Alfant                               63,822        --       20,725        43,097        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Boris Umylny                              40,361        --       40,361             0        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Raymond F. Ribble                        109,290        --       40,361        68,929        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Ian L. Chun                               40,361        --       40,361             0        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Judith Fitzcherald                       124,290        --      124,290             0        --
602 Sanribu
2-6-3 Ebisu-Nishi
Shibuya
Tokyo, Japan 150

Huw Rogers                                13,454        --       13,454             0        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061



                                   Shares Owned Prior to                      Shares Owned After
    Selling Shareholders             This Offering (1)                         This Offering (1)
    --------------------             -----------------                         -----------------
                                                               Shares
                                         Number      Percent   Offered        Number       Percent

FUSION ACQUISITION:

Gary Hyman                                41,430        --       13,454        27,976        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Gregory Tucker                            13,454        --       13,454             0        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Andrew Howells                            31,430        --       13,454        17,976        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Ian Gardner                               13,454        --       13,454             0        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Tony Fujii                                41,430        --       13,454        27,976        --
c/o Fusion Systems Japan Co., Ltd.
Daiwa Naka-Meguro Bldg. 5-8F
4-6-1 Naka-Meguro, Meguro-ku
Tokyo, Japan 153-0061

Stephen F. Siegel                         32,297        --       32,297             0        --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110

Kevin G. Weber                            25,788        --       13,454        12,334        --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110


                                   Shares Owned Prior to                      Shares Owned After
    Selling Shareholders             This Offering (1)                         This Offering (1)
    --------------------             -----------------                         -----------------
                                                               Shares
                                         Number      Percent   Offered        Number       Percent

FUSION ACQUISITION(CONTINUED):

Marvin A. Wolfthal                          41,430       --      13,454        27,976        --
c/o FSJ, Inc.
185 Devonshire Street
Boston, MA 02110

         Total Fusion Acquisition        1,444,655     3.9%     730,717       713,938       1.9%


ORION ACQUISITION:

Phillip J. Campanella, Trustee of           31,957       --       6,392        25,565        --
the Phillip J. Campanella Trust
dated  May 21, 1997
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH 44114-2688

Charles M. Ciuni, Trustee of                11,020       --       2,204         8,816        --
the Phillip J. Campanella
Irrevocable Trust dated July 31, 1996
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH 44114-2688

Firstar Bank (formerly Star Bank,
N.A.) Trustee                               14,326       --       2,866        11,460        --
of the Joseph A. Campanella Irrevocable
Trust dated January 1, 1998
c/o George M. Arsenault
The Tower of Eireview
Suite 3000
1301 East Ninth Street
Cleveland, OH 44114-1800

         Total Orion Acquisition            57,303       --      11,462        45,841        --


                                   Shares Owned Prior to                      Shares Owned After
    Selling Shareholders             This Offering (1)                         This Offering (1)
    --------------------             -----------------                         -----------------
                                                               Shares
                                         Number      Percent   Offered        Number       Percent

OTHER:

Bridge East Capital, L.P.                  800,000      2.2%      800,000           0         --
c/o W.S. Walker & Co.
Caledonian House
Mary Street
Georgetown, Grand Cayman
Cayman Islands, BWI

BV-IT Global LLC                         1,866,667      5.0%    1,866,667           0         --
8065 Leesburg Pike - Suite 140
Vienna, Virginia 22182
                                         ---------              ---------     -------
      Total other                        2,666,667      7.2%    2,666,667          --          0
                                         ---------              ---------     -------
         Total selling shareholders      4,168,625     11.2%    3,408,846     759,779       2.0%
                                         =========     =====    =========     =======       ====

(1) Beneficial ownership is sole voting and investment power with respect to the shares beneficially owned.

                              PLAN OF DISTRIBUTION

         Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account. We will not receive any proceeds from sales of any shares by selling shareholders.

         We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, the words "selling shareholders" include the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares of common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares of common stock.

         The selling shareholders may sell their shares of common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

         o enter into transactions involving short sales of the shares by broker-dealers;

         o sell shares of the common stock short themselves and redeliver such shares to close out their short positions;

         o enter into an option or other type of transactions that requires the selling shareholder to deliver their shares of common stock to a broker-dealer, who will then resell or transfer them under this prospectus; or

         o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares of common stock under this prospectus, the selling shareholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the 1933 Act;

         o transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         o sell their shares of our common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

         For purposes of this offering, our Co-General Counsel, is giving his opinion on the validity of the common shares.

                                     EXPERTS

         The consolidated financial statements of IMRglobal Corp. appearing in IMRglobal Corp.'s current report on Form 8-K for each of the three years ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the years 1997 and 1996, are based in part on the reports of PricewaterhouseCoopers LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experets in accounting and auditing.

         The consolidated financial statements of Fusion Systems Japan Co., Ltd. appearing in IMRglobal Corp.'s current report on Form 8-K for the nine month period ended December 31, 1998, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Orion Consulting, Inc. appearing in IMRglobal Corp.'s current report on Form 8-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                [imrglobal LOGO]

                                3,408,846 SHARES

                                       OF

                                  COMMON STOCK

                                   Prospectus

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus current only as of its date.

                                December 2, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of Shares will be borne by IMRglobal. Such expenses are estimated to be as follows:

  Registration Fee - Securities and Exchange Commission           $ 9,713.51
  Accounting Fees and Expenses                                     10,000.00
  Legal Fees and Expenses                                          30,000.00
  Printing Fees                                                     5,000.00
  Miscellaneous                                                     5,000.00
                                                                  ----------
        Total                                                     $59,713.51
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act ("FBCA") provides that, in general, a business Company may indemnify any person who is or was a party to any proceeding (other than action by, or in the right of, the Company) by reason of the fact that he or she is or was a director or officer of the Company, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the Company, the FBCA provides that, in general, a Company may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the Company against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the Company is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, circumstances under which the director has voted for or assented to a distribution made in violation of the FBCA or the Company's Articles of Incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article IX of the Company's Amended and Restated Bylaws provides that the Company shall indemnify any director or officer or any former director or officer to the fullest extent permitted by law.

ITEM 16. LIST OF EXHIBITS

         The exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by IMRglobal pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 2nd day of December, 1999.

                                 IMRGLOBAL CORP.

                                 By: /s/ Satish K. Sanan
                                     --------------------
                                     Satish K. Sanan
                                     Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Satish K. Sanan and Dilip Patel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Report on Form S-3, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


            SIGNATURE                            TITLE                            DATE

      /s/ Satish K. Sanan          Chief Executive Officer                  December 2, 1999
-----------------------------       (Principal Executive Officer),
          Satish K. Sanan           President and Director


      /s/ Robert M. Molsick        Chief Financial Officer                  December 2, 1999
-----------------------------       (Principal Financial and Accounting
          Robert M. Molsick          Officer)


      /s/ Vincent Addonisio        Senior Vice President and                December 2, 1999
-----------------------------       Director
          Vincent Addonisio


      /s/ Philip Shipperlee        Senior Vice President-Global Sales       December 2, 1999
-----------------------------       and Director
          Philip Shipperlee


     /s/ Charles C. Luthin         Director                                 December 2, 1999
-----------------------------
         Charles C. Luthin

     /s/ Jeffrey S. Slowgrove      Director                                 December 2, 1999
-----------------------------
         Jeffrey S. Slowgrove

                                      II-3

                                INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                       DESCRIPTION
       ------                       -----------

         5      Opinion of Counsel re: legality

        23.1 Consent of Ernst & Young LLP as Independent Certified Public Accountants

        23.2 Consent of PricewaterhouseCoopers LLP as Independent Certified Public Accountants

        23.3    Consent of Ernst & Young as Independent Auditors

        23.4    Consent of Arthur Andersen LLP as Independent Public Accountants

        23.5    Consent of Legal Counsel  (contained in Exhibit 5)

        24 Power of Attorney (included in the signature page in Part II of this Registration Statement).

        27      Financial Data Schedule